Exhibit 99.1

INSPIRED REPORTS FIRST QUARTER 2026 RESULTS

●	First Quarter Revenue of $57.2 million; Revenue excluding the former UK holiday parks business and restructured pubs business up 15% year-over-year[1]
●	First Quarter Net Operating Income of $9.2 million, Net Loss of $0.5 million and Adjusted Net Loss of $0.7 million
●	Adjusted EBITDA of $23.7 million, up 29% from prior year, generating a 41% Adjusted EBITDA Margin, driven by portfolio optimization and growth in higher-margin Interactive segment
●	Interactive Revenue and Adjusted EBITDA up 38% and 53% year-over-year, respectively
●	First quarter Free Cash Flow of $15.8 million[2]
●	Repaid $13.3 million of principal of senior secured notes and repurchased 387,230 shares of common stock for $2.6 million
●	Reiterating full year 2026 Adjusted EBITDA target range of $112 million to $118 million[3]

New York, New York, May 7, 2026 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE), a leading B2B provider of gaming content, technology, hardware and services, today reported financial results for the first quarter ended March 31, 2026.

“Our first-quarter results reflect the execution of our strategy and the quality of our underlying business,” said Brooks Pierce, President and CEO of Inspired Entertainment. “While reported revenue declined 5% year over year due to the divestiture and pubs restructuring, our core business continues to deliver solid growth and momentum. Importantly, Adjusted EBITDA increased 29% despite these actions and against a prior-year period that included the holiday parks business, demonstrating the scalability of our model and the benefits of our shift toward higher margin segments.

Content remains our key differentiator, driving continued market share gains and outperformance across both Interactive and Retail Solutions. This above-market growth is being driven by a steady cadence of high-quality game releases, increased premium placements, and a strong distribution network across online and retail channels. Despite the near doubling of the UK remote gaming duty in April, we continue to gain share, driving our Interactive revenue growth within the market.

Our retail business has also outperformed expectations, reflecting the quality of our content and the success of our new machines. While Virtual Sports Adjusted EBITDA was slightly down in the quarter, we expect improvement in the second half of the year, driven by broader distribution and the rollout of our new Virtual Soccer product ahead of the World Cup. Overall, we have a strong pipeline of new content, new customer launches, and continued geographic expansion, and believe we are well positioned to sustain this momentum and deliver on our 2026 targets.”

1 This revenue comparison excludes the revenue from the UK holiday parks business and certain associated leisure assets which were divested on November 7, 2025, and reflects adjustments to the Company’s pubs business to account for a structural change in the Company’s operating model.

2 Free Cash Flow defined as cash flow from operating activities less cash flow from investing activities less finance lease repayments.

3 2026 target is consistent with the assumptions discussed in the Company’s May 7, 2026 conference call and presentation and assumes that GBP:USD exchange rates will remain broadly in line with current levels.

Summary of First Quarter ended March 31, 2026 - Segment Financial Results

(unaudited)

	Three Months Ended March 31,		Reported Variance	Currency Movement 2026[2]	Functional Currency Variance
(In $ millions, except per share amounts)	2026	2025	%	$	%
Total Revenue
Retail Solutions	$31.8	$39.6	(20)%	$1.9	(25)%
Virtual Sports	8.7	8.7	—	0.6	(7)%
Interactive	16.7	12.1	38%	1.1	29%
Total Revenue	$57.2	$60.4	(5)%	$3.6	(11)%
Net operating income	9.2	1.6	475%	0.4	450%

Net (loss)	(0.5)	(0.1)	400%	(0.4)	—

Net (loss) per basic and diluted share	($0.02)	$0.00	NM3	NM	NM

Non-GAAP Financial Measures
Adjusted EBITDA[1]
Retail Solutions	$14.3	$11.0	30%	$1.0	20%
Virtual Sports	6.1	6.3	(3)%	0.4	(10)%
Interactive	11.8	7.7	53%	0.8	42%
Corporate	(8.5)	(6.6)	(29)%	(0.7)	(17)%
Total Company Adjusted EBITDA[1]	$23.7	$18.4	29%	$1.5	21%
Adjusted EBITDA Margin[1]	41%	30%

Adjusted net (loss) income[1]	($0.7)	$3.8	NM	NM	NM
Adjusted net (loss) income per diluted share	($0.02)	$0.13	NM	NM	NM

[1] Reconciliation to US GAAP shown below.
[2] Currency movement calculated by translating 2026 and 2025 performances at 2025 exchange rates.
[3] Percentage/dollar change is not meaningful.

Lorne Weil, Executive Chairman of Inspired, continued, “We have been deliberate in reshaping the business toward a more digital, higher-margin model, and our results validate that strategy. Importantly, our Retail Solutions business is also performing well under a capital-light model, delivering growth, improved efficiency and higher margin alongside Interactive. We are gaining share, expanding profitability, and increasing financial flexibility; creating greater optionality as we deploy capital to the highest-return opportunities.

We generated $15.8 million of Free Cash Flow2 in the quarter. We also repaid $13.3 million of debt and repurchased $2.6 million of shares of our common stock, bringing our net leverage down to approximately 3.0x from 3.3x at year-end 20254, demonstrating our disciplined approach to capital allocation and commitment to stockholder returns. While Free Cash Flow will fluctuate quarter to quarter primarily due to the timing of semi-annual interest payments, we continue to expect full year Free Cash Flow conversion to exceed 20%, with increasing contribution from earnings quality over time.”

We believe we are well positioned for the remainder of the year and reiterate our 2026 Adjusted EBITDA target range of $112 million to $118 million3. Given the operating leverage in the business, we now see a path to EBITDA margins of up to 45% for the full year. This positions us well to deliver sustained growth, improved cash generation, and long-term shareholder value creation.”

4 Net leverage equals senior debt plus finance leases less cash divided by Q1 2026 LTM Adjusted EBITDA pro forma for the divestiture of the UK holiday parks business and certain other leisure assets. Pro Forma Adjusted EBITDA reflects management’s internal estimate of the EBITDA attributable to the divested business.

Recent Highlights

Corporate & Capital Allocation

●	Cash remains consistent with 4Q 2025 levels despite discretionary capital deployment, including:

○	Repayment of $13.3 million (£10.0 million) of debt principal (1Q 2026).

○	Repurchase of 387,230 shares of our common stock for $2.6 million (1Q 2026).

Interactive

●	Inspired rises to #4 supplier in the April slot index rankings for Eilers US Online Game Performance Report[5], with three themes in the Top 25 Slots, including Wolf It Up Again™ and Coin Inferno Step N Stack™ (1Q 2026).

●	Secured Alberta iGaming supplier license with a planned launch date in 3Q 2026.

Retail Solutions

●	Signed long-term contract extension as the exclusive provider of gaming terminals and content to Paddy Power, a bookmaker that owns and operates betting shops across the UK and Ireland and a core brand within Flutter Entertainment plc (LSE: FLTR) (2Q 2026).

●	Completed installation of new customer Jenningsbet in the UK LBO market with 120 Vantage terminals installed in 1Q 2026 for a total of 574 terminals.

●	Gained market share in the UK and Greece, supported by upgraded terminals driving cash box growth ahead of the market.

●	Secured Genting Casino order of 300 Velos electronic table games, following a 100-terminal trial, with units expected in the second half of 2026.

Virtual Sports

●	Extended global reach through a SaaS distribution agreement with Playtech, enabling Inspired’s Virtuals content and cloud-native platform to be delivered across Playtech’s established global operator network (2Q 2026).

●	Expanded partnership with BetMGM and Borgata to bring Virtual Sports to their New Jersey sportsbook; the first US Tier One operator to integrate Virtual Sports into their sportsbook tab (1Q 2026).

●	Secured multi-year extensions with key operators, bet365 and Entain (1Q 2026).

Outlook

●	Management remains confident in its strategic direction and ability to deliver profitable growth in 2026. The continued expansion of the higher-margin digital businesses and increasing operating leverage support improved earnings quality and stronger free cash flow generation, driving long-term shareholder value.

●	Management reaffirms full year 2026 Adjusted EBITDA target range of $112 million to $118 million[3], while increasing the Adjusted EBITDA margin target to up to 45%, from approximately 43%. This incorporates the expected impact of the UK online gaming tax changes effective as of April 2026.

●	Post-divestiture of the UK holiday parks business, we expect earnings to be more streamlined and less seasonal on a comparable basis, with Adjusted EBITDA expected to grow sequentially throughout the year.

5 Eilers US Online Game Performance Report – April 2026. Rankings are based on a sample of participating operators and suppliers from five states (Michigan, New Jersey, Pennsylvania, West Virginia, and Delaware).

Non-GAAP Financial Measures

We use non-GAAP financial measures, including Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no uniform rules for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial statements.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net income (loss) excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net income (loss) excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments (see Adjusted EBITDA reconciliation table). Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension plans. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs, (3) gains or losses not in the ordinary course of business and (4) the costs of the restatement of previously issued financial statements.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Adjusted Net Income is defined as net income (loss) excluding the effects of certain exclusions and adjustments. Such excluded amounts include income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension plans. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. These items have been adjusted to reflect the tax impact from excluding them from net income (loss).

Adjusted Net Income per diluted share is computed by dividing the Adjusted Net Income by the weighted-average number of common shares outstanding during the period, including the effects of any potentially dilutive securities, including RSUs, using the treasury stock method, and convertible debt or convertible preferred stock, using the if-converted method, unless the inclusion would be anti-dilutive.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP:USD rate less the equivalent average rate in the prior year quarter, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior year quarter average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Reconciliations from net income (loss), as shown in our Consolidated Statements of Operations and Comprehensive Loss, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:00 a.m. ET / 2:00 p.m. in the UK on Thursday, May 7, 2026 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-800-715-9871 (US) or 1-646-307-1963 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay: A replay of the webcast will be available on the Company’s website at www.inseinc.com, along with a copy of this press release and an investor slide presentation.

About Inspired Entertainment, Inc.

With a proven track record of innovation, Inspired is a leading provider of content, technology, hardware and services for licensed gaming, betting and lottery operators around the world. Inspired’s proprietary games resonate with players and deliver consistent performance for gaming operators across interactive, virtual sports, and retail gaming environments. Inspired’s content and gaming systems are designed to work together across digital and retail channels, enabling scalable deployment and a consistent player experience. Through this integrated content-led approach, Inspired helps operators strengthen their offerings, drive engagement, and deliver compelling player experiences.

Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to bring certain of our products to customers in the various markets in which we operate and execute on our strategic plan, statements regarding expectations with respect to potential new customers and statements regarding our anticipated financial performance. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date. We cannot guarantee that the results anticipated by management, as set forth herein, will be realized or, even if realized, will have the expected effects on our results of operations or financial performance. Such results may be affected by, among other things, the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2025, and subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For Investors

IR@inseinc.com

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(in millions, except share and per share data) (Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue:
Service	$53.3	$57.0
Product sales	3.9	3.4
Total revenue	57.2	60.4

Cost of sales:
Cost of service (1)	(8.6)	(15.0)
Cost of product sales (1)	(2.6)	(2.9)

Selling, general and administrative expenses	(24.3)	(30.3)
Depreciation and amortization	(12.5)	(10.6)
Net operating income	9.2	1.6

Other expense
Interest expense, net	(10.5)	(7.0)
Other finance income	0.1	0.2
Total other expense, net	(10.4)	(6.8)

Net loss before income taxes	(1.2)	(5.2)

Income tax benefit	0.7	5.1
Net loss	(0.5)	(0.1)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	1.4	(0.4)
Change in fair value of hedging instrument	4.1	—
Reclassification of gain on hedging instrument to comprehensive income	(0.1)	—
Reclassification of loss on pension plan to comprehensive income	0.2	0.2
Other comprehensive income (loss)	5.6	(0.2)

Comprehensive income (loss)	$5.1	$(0.3)

Net loss per common share – basic and diluted	$(0.02)	$0.00

Weighted average number of shares outstanding during the period – basic and diluted	29,288,997	28,973,938
Supplemental disclosure of stock-based compensation expense
Stock-based compensation included in:
Selling, general and administrative expenses	$(1.4)	$(1.4)

(1)	Excluding depreciation and amortization

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	March 31, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets
Cash	$41.1	$42.0
Restricted cash	1.2	1.3
Accounts receivable, net	42.5	43.9
Inventory	15.8	18.5
Prepaid expenses and other current assets	37.9	46.8
Corporate tax and other current taxes receivable	7.5	5.5
Total current assets	146.0	158.0

Property and equipment, net	58.1	60.5
Software development costs, net	22.8	22.7
Other acquired intangible assets subject to amortization, net	13.1	14.0
Goodwill	60.8	62.1
Finance lease right of use asset	20.0	21.7
Operating lease right of use asset	7.4	7.8
Costs of obtaining and fulfilling customer contracts, net	12.1	12.1
Deferred tax	64.2	65.3
Other assets	16.7	15.7
Total assets	$421.2	$439.9

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	$44.0	$42.7
Corporate tax and other current taxes payable	7.2	9.1
Deferred revenue, current	8.3	7.1
Operating lease liabilities	2.6	2.9
Current portion of finance lease liabilities	4.2	4.3
Other current liabilities	4.0	4.7
Total current liabilities	70.3	70.8

Long-term debt	326.3	345.2
Finance lease liabilities, net of current portion	12.6	13.8
Deferred revenue, net of current portion	17.3	19.1
Operating lease liabilities	5.9	6.1
Other long-term liabilities	1.2	1.1
Total liabilities	433.6	456.1

Commitments and contingencies	—	—

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively.	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 26,672,343 shares and 26,873,509 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Additional paid in capital	396.2	394.9
Accumulated other comprehensive income	53.4	47.8
Accumulated deficit	(462.0)	(458.9)
Total stockholders’ deficit	(12.4)	(16.2)
Total liabilities and stockholders’ deficit	$421.2	$439.9

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(0.5)	$(0.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11.1	9.7
Amortization of finance lease right of use asset	1.4	0.9
Amortization of operating lease right of use asset	0.5	0.8
Stock-based compensation expense	1.4	1.4
Amortization of deferred financing fees relating to senior debt	1.0	0.5
Deferred tax	(0.2)	(1.9)
Changes in assets and liabilities:
Accounts receivable	0.7	15.1
Inventory	2.4	(2.0)
Prepaid expenses and other assets	10.7	(0.5)
Corporate tax and other current taxes payable	(3.9)	(11.3)
Accounts payable and accrued expenses	2.2	14.3
Deferred revenue and customer prepayment	0.1	1.6
Operating lease liabilities	(0.6)	(1.1)
Pension contributions	(0.1)	(0.2)
Other long-term liabilities	0.5	(1.7)
Net cash provided by operating activities	26.7	25.5

Cash flows from investing activities:
Purchases of property and equipment	(3.7)	(9.2)
Purchases of capital software and internally developed costs	(3.4)	(2.1)
Contract cost expense	(3.0)	(3.8)
Net cash used in investing activities	(10.1)	(15.1)

Cash flows from financing activities:
Repayments of long-term debt	(13.3)	—
Repurchase of common stock	(2.6)	—
Repayments of finance leases	(0.8)	(1.7)
Net cash used in financing activities	(16.7)	(1.7)

Effect of exchange rate changes on cash	(0.9)	1.0
Net (decrease) increase in cash	(1.0)	9.7
Cash, beginning of period	43.3	29.3
Cash and restricted cash, end of period	$42.3	$39.0

Components of cash and restricted cash
Cash	41.1	39.0
Restricted cash	1.2	—
Total cash and restricted cash, end of period	$42.3	$39.0

Supplemental cash flow disclosures
Cash paid during the period for interest	$0.9	$1.2
Cash paid during the period for income taxes	$1.7	$0.7
Cash paid during the period for operating leases	$0.9	$1.7

Supplemental disclosure of noncash investing and financing activities
Lease liabilities arising from obtaining finance lease right of use assets	$—	$(1.3)
Lease liabilities arising from obtaining operating lease right of use assets	$(0.4)	$—
Right of use property and equipment acquired through finance lease	$—	$4.2

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

(in millions)

(Unaudited)

Three Months Ended March 31, 2026

	Retail Solutions	Virtual Sports	Interactive	Corporate	Total

Net income (loss)	$5.4	$3.8	$10.7	$(20.4)	$(0.5)
Items Relating to Legacy Activities:
Pension charges	—	—	—	0.3	0.3

Items outside the normal course of business:
Costs of group restructure	0.3	—	—	—	0.3

Stock-based compensation expense	0.2	0.2	0.1	0.9	1.4
Depreciation and amortization	8.4	2.1	1.0	1.0	12.5
Interest expense, net	—	—	—	10.5	10.5
Other finance income	—	—	—	(0.1)	(0.1)
Income tax	—	—	—	(0.7)	(0.7)

Adjusted EBITDA	$14.3	$6.1	$11.8	$(8.5)	$23.7

Adjusted EBITDA	£10.6	£4.5	£8.8	£(6.3)	£17.6

Exchange rate - $ to £					1.35

Three Months Ended March 31, 2025

	Retail Solutions	Virtual Sports	Interactive	Corporate	Total

Net income (loss)	$2.5	$4.9	$6.9	$(14.4)	$(0.1)
Items Relating to Legacy Activities:
Pension charges	—	—	—	0.2	0.2

Items outside the normal course of business:
Costs of group restructure	0.3	—	—	0.3	0.6
Costs of group restatement	—	—	—	4.0	4.0

Stock-based compensation expense	0.3	0.1	0.1	0.9	1.4
Depreciation and amortization	7.9	1.3	0.7	0.7	10.6
Interest expense, net	—	—	—	7.0	7.0
Other finance income	—	—	—	(0.2)	(0.2)
Income tax	—	—	—	(5.1)	(5.1)
Adjusted EBITDA	$11.0	$6.3	$7.7	$(6.6)	$18.4

Adjusted EBITDA	£8.8	£5.0	£6.2	£(5.4)	£14.6

Exchange rate - $ to £					1.26

ADJUSTED NET INCOME RECONCILIATION

(in millions, except share data)

(Unaudited)

	For the Three-Month Period ended
	March 31,	March 31,
(In millions)	2026	2025
Net (loss) income	$(0.5)	$(0.1)
Items Relating to Legacy Activities:
Pension charges	0.3	0.2

Items outside the normal course of business:
Cost of group restructure	0.3	0.6
Cost of group restatement	—	4.0

Effect of exchange rates on cash	(0.8)	(1.0)
Mark to market movement on currency deals	—	0.1
Loss on sale of business	—	—
Other finance income	(0.1)	(0.2)
Tax Impact	0.1	0.2

Adjusted Net (Loss) Income	$(0.7)	$3.8

Adjusted Net (Loss) Income	£(0.6)	£3.0

Exchange Rate - $ to £	1.35	1.26

Weighted average number of shares outstanding– diluted	29,288,997	29,689,818

Adjusted Net (Loss) Income per diluted share	$(0.02)	$0.13

PRO-RATED SEGMENT ADJUSTED EBITDA CONTRIBUTION

(in millions)

(Unaudited)

Three Months Ended March 31, 2026

	Retail Solutions	Virtual Sports	Interactive	Corporate Functions	Total

Total Revenue	$31.8	$8.7	$16.7	$—	$57.2

Segment % of Total Revenue	55.6%	15.2%	29.2%		100.0%

Adjusted EBITDA	$14.3	$6.1	$11.8	$(8.5)	$23.7
Corporate allocation(1)	(4.7)	(1.3)	(2.5)	8.5	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$9.6	$4.8	$9.3	$—	$23.7

Segment Contribution to Adjusted EBITDA	40.5%	20.3%	39.2%		100.0%

(1)	Corporate allocation pro-rated by segment % of total revenue contribution

Three Months Ended March 31, 2025

	Retail Solutions	Virtual Sports	Interactive	Corporate Functions	Total

Total Revenue	$39.6	$8.7	$12.1	$—	$60.4

Segment % of Total Revenue	65.6%	14.4%	20.0%		100.0%

Adjusted EBITDA	$11.0	$6.3	$7.7	$(6.6)	$18.4
Corporate allocation(1)	(4.4)	(0.9)	(1.3)	6.6	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$6.6	$5.4	$6.4	$—	$18.4

Segment Contribution to Adjusted EBITDA	35.9%	29.3%	34.8%		100.0%

(1)	Corporate allocation pro-rated by segment % of total revenue contribution